Exhibit (a)(1)

FUNDAMENTAL CHANGE PURCHASE NOTICE

TO NOTEHOLDERS OF

3.5% CONVERTIBLE SENIOR NOTES DUE 2018

ISSUED BY

HANWHA Q CELLS CO., LTD.

(FORMERLY KNOWN AS HANWHA SOLARONE CO., LTD. OR SOLARFUN POWER HOLDINGS CO., LTD.)

CUSIP NUMBERS: 83415UAA6 / 83415UAB4

Reference is made to the Indenture dated as of January 29, 2008 (the “Indenture”) between Hanwha Q CELLS Co., Ltd. (formerly known as “Hanwha SolarOne Co., Ltd.” or “Solarfun Power Holdings Co., Ltd.”), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee” or “Paying Agent”). All capitalized terms used but not specifically defined in this notice (the “Fundamental Change Purchase Notice”) shall have the meanings given to such terms in the Indenture and the Company’s 3.5% Convertible Senior Notes due 2018 (the “Notes”).

On February 6, 2015, Hanwha Q CELLS Co., Ltd. acquired 100% of the outstanding share capital of Hanwha Q CELLS Investment Co., Ltd from Hanwha Solar Holdings Co., Ltd. The Company issued approximately 3.7 billion of its ordinary shares (the equivalent of approximately 740.2 million American Depositary Shares of Hanwha SolarOne) to Hanwha Solar Holdings Co., Ltd., as described in the shareholder circular furnished to the United States Securities and Exchange Commission dated December 24, 2014, as supplemented on January 23, 2015 (the “Circular”). As a result of the successful completion of the acquisition, occurred on February 6, 2015 (the “Fundamental Change Effective Date”), the beneficial ownership of Hanwha Solar Holdings Co., Ltd. increased from approximately 46.1% of all of the issued and outstanding ordinary shares to 93.6%, triggering a Change in Control, which is deemed a Fundamental Change, and accordingly each Noteholder has the Fundamental Change Repurchase Right (as defined below).

Notice is hereby given pursuant to Section 16.02 of the Indenture that, at the option of each holder of the Notes, the Company will repurchase such Noteholder’s Notes for a purchase price (the “Fundamental Change Purchase Price”) equal to 100% of the aggregate principal amount of the Notes being purchased, together with any accrued and unpaid interest up to, but excluding, April 20, 2015 (the “Fundamental Right Purchase Date”), subject to the terms and conditions of the Indenture, the Notes and this Fundamental Change Purchase Notice and related notice materials, as amended and supplemented from time to time (the “Fundamental Change Repurchase Right”). To exercise its Fundamental Change Repurchase Right, each Noteholder must deliver a Fundamental Change Purchase Notice (and as further described in this Fundamental Change Purchase Notice) at any time between 9:00 a.m., New York City time, on Monday, March 9, 2015 through 5:00 p.m., New York City time, on Monday, April 13, 2015 (the “Expiration Date”), the fifth Business Day prior to the Fundamental Right Purchase Date.

If the Trustee (or other Paying Agent appointed by the Company) holds, in accordance with the terms hereof, money sufficient to pay the Fundamental Change Purchase Price of any Note on the Business Day after the Fundamental Right Purchase Date, then on and after the Fundamental Right Purchase Date, (i) such Note will cease to be outstanding, (ii) interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Transfer or Paying Agent) and (iii) all the rights of the holder in respect thereof shall terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery of the Notes).

To exercise your option to have the Company purchase your Notes and receive the Fundamental Change Purchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on the Expiration Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on April 17, 2015, which is the Business Day prior to the Fundamental Right Purchase Date, by complying with the withdrawal procedures of DTC. The surrender by a Noteholder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a Fundamental Change Purchase Notice that satisfies such Noteholder’s notice requirements for its exercise of its Fundamental Change Repurchase Right.

The Trustee has informed the Company that, as of the date of this Fundamental Change Purchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

i

The Trustee, Paying Agent and Conversion Agent is

The Bank of New York,

and for purposes of this Fundamental Change Purchase Notice, the address is:

By Registered & Certified Mail:	By Regular Mail & Overnight Courier:

THE BANK OF NEW YORK 101 Barclay Street Floor 4 East New York, NY 10286 U.S.A. Attention: Global Corporate Trust	THE BANK OF NEW YORK 101 Barclay Street Floor 4 East New York, NY 10286 U.S.A. Attention: Global Corporate Trust

With a copy to:	With a copy to:

THE BANK OF NEW YORK 24/F Three Pacific Place 1 Queen’s Road East Hong Kong Attention: Global Corporate Trust	THE BANK OF NEW YORK 24/F Three Pacific Place 1 Queen’s Road East Hong Kong Attention: Global Corporate Trust

By Facsimile (for Eligible Institutions only):

+1 212 815 5802 / +1 212 815 5803

With a copy to

+852 2295 3283

For Information or Confirmation by Telephone:

+852 2840 6607

Additional copies of this Fundamental Change Purchase Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: March 9, 2015

ii

No person has been authorized to give any information or to make any representation other than those contained in this Fundamental Change Purchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Fundamental Change Purchase Notice is accurate as of any date other than the date on the front of this Fundamental Change Purchase Notice. The Fundamental Change Purchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Fundamental Change Purchase Notice shall not under any circumstances create any implication that the information contained in this Fundamental Change Purchase Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors, or its executive management is making any representation or recommendation to any Noteholder as to whether or not to exercise the Fundamental Change Repurchase Right. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Fundamental Change Repurchase Right and, if so, the principal amount of Notes for which the Fundamental Change Repurchase Right should be exercised.

iii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Fundamental Change Repurchase Right. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Fundamental Change Purchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

Hanwha Q CELLS Co., Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, is obligated, at your option, to purchase your validly surrendered and not validly withdrawn 3.5% Convertible Senior Notes due 2018. (Page 6)

Why is the Company offering to purchase my Notes?

Pursuant to the terms of the Indenture and the Notes, if a Fundamental Change occurs at any time, then each Noteholder shall have the right, at such holder’s option, to require the Company to purchase all of such holder’s Notes or any portion thereof that is a multiple of US$1,000 principal amount, for cash on the Fundamental Change Purchase Date at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date. A “Fundamental Change” shall be deemed to have occurred upon a Change in Control or a Termination of Trading.

On February 6, 2015, Hanwha Q CELLS Co., Ltd. acquired 100% of the outstanding share capital of Hanwha Q CELLS Investment Co., Ltd from Hanwha Solar Holdings Co., Ltd. The Company issued approximately 3.7 billion of its ordinary shares (the equivalent of approximately 740.2 million American Depositary Shares of Hanwha SolarOne) to Hanwha Solar Holdings Co., Ltd., as described in the shareholder circular furnished to the United States Securities and Exchange Commission dated December 24, 2014, as supplemented on January 23, 2015. As a result of the successful completion of the acquisition on February 6, 2015, the beneficial ownership of Hanwha Solar Holdings Co., Ltd. increased from approximately 46.1% of all of the issued and outstanding ordinary shares to 93.6%, triggering a Change in Control, which is deemed a Fundamental Change, and accordingly each Noteholder has the Fundamental Change Repurchase Right described herein. (Page 6)

Which of the Notes is the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered by any Noteholder (and not withdrawn) through the facilities of, and in accordance with the procedures of, the Depository Trust Company, prior to 5:00 p.m., New York City time, on April 13, 2015 pursuant to the Fundamental Change Repurchase Right. As of March 9, 2015, US$15,000 in aggregate principal amount of the Notes was outstanding. The Notes were issued under the Indenture dated as of January 29, 2008 between the Company and The Bank of New York, as trustee. The surrender by a Noteholder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a Fundamental Change Purchase Notice that satisfies such Noteholder’s notice requirements for its exercise of its Fundamental Change Repurchase Right (Page 6).

How much will the Company pay and what is the form of payment?

The Fundamental Change Purchase Price is US$1,009.24 per US$1,000 principal amount outstanding. Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price per Note equal to 100% of the aggregate principal amount of the Notes being purchased, together with any accrued and unpaid interest up to, but excluding, the Fundamental Right Purchase Date, with respect to any and all Notes validly surrendered for purchase and not withdrawn. The holder submitting a Note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date. (Page 7)

How much accrued and unpaid interest will the Company pay as part of the Fundamental Change Purchase Price?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a purchase price of US$1,000 per US$1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Right Purchase Date, with respect to any and all Notes validly surrendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on Monday, April 13, 2015. Noteholders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, April 20, 2015 in an amount equal to the following computation multiplied by each US$1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date (January 15th and July 15th, each an “Interest Payment Date”) to, but excluding, the Fundamental Right Purchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately US$9.24 per US$1,000 principal amount of Notes validly surrendered, and not validly withdrawn, based on the expected Fundamental Right Purchase Date of April 20, 2015. (Page 7)

Can the Company redeem the Notes?

The Company has the right to redeem the Notes, in whole or from time to time in part in integral multiples of US$1,000, at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, if the Last Reported Sale Price of the ADSs for at least 20 Trading Days in a period of 30 consecutive Trading Days, the last of which occurs no more than five Trading Days prior to the date upon which notice of such redemption is published, is at least 130% of the applicable Conversion Price per ADS in effect on such Trading Day. However, if the Redemption Date occurs after a record date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest due on such Interest Payment Date to the Noteholder on the record date corresponding to such Interest Payment Date, and the Redemption Price payable to the Noteholder who presents the Note for redemption will be 100% of the principal amount of such note and will not include any accrued and unpaid interest. (Page 8)

What are my rights to convert my Notes?

Subject to the certain conditions in the Indenture and prior repurchase or redemption, and upon compliance with certain provisions outlined in the Indenture, a Noteholder shall have the right, at such holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date at a rate (the “Conversion Rate”) of 52.2876 ADSs (subject to certain adjustments by the Company) per US$1,000 principal amount Note (the “Conversion Obligation”) under the circumstances and during certain periods set forth in the Indenture. The Notes shall be convertible at any time prior to the close of business on the Business Day prior to the Redemption Date, even if the Notes are not otherwise convertible at such time, if such Notes have been called for redemption. Notes in respect of which a holder has delivered a Fundamental Change Purchase Notice may not be surrendered for conversion until the holder has withdrawn such relevant notice.

The Company will satisfy the Conversion Obligation with respect to each US$1,000 principal amount of Notes tendered for conversion in fully paid ADSs, if any, by delivering, on or prior to the third Trading Day after the relevant Conversion Date, to the holder of a number of ADSs equal to (i) (A) the aggregate principal amount of Notes to be converted, divided by (B) 1,000, multiplied by (ii) the applicable Conversion Rate; provided that the Company will deliver cash in lieu of fractional ADSs. No fractional ADSs shall be issued upon conversion of any Note or Notes. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full ADSs that shall be issued upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional ADS that would otherwise be issued upon conversion of any Note or Notes (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction (calculated to the nearest one-100th of an ADS) in an amount equal to the same fraction of the Last Reported Sale Price of the ADSs on the relevant Conversion Date. The Conversion Price is US$19.125.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. (Pages 7 to 8)

How will the Company fund the purchase of the Notes?

The Company intends to use available cash to fund the purchase of the Notes. (Page 7)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the ADSs and the market for similar securities. To the extent available, Noteholders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. The value of the Notes upon exercise of the conversion right will be based on the current conversion rate for the Notes, as summarized above, under the caption “What are my rights to convert my Notes.” (Page 8)

What does the Company think of the Fundamental Change Repurchase Right?

The Company has not made any recommendation as to whether you should exercise the Fundamental Change Repurchase Right. You must make your own decision whether to exercise the Fundamental Change Repurchase Right and, if so, the principal amount of Notes for which the Fundamental Change Repurchase Right should be exercised. (Page 7)

When does the Fundamental Change Repurchase Right expire?

Your right to exercise the Fundamental Change Repurchase Right expires at 5:00 p.m., New York City time, on Monday, April 13, 2015, which is the fifth Business Day prior to the Fundamental Right Purchase Date. We will not extend the period Noteholders have to exercise the Fundamental Change Repurchase Right unless required to do so by law. (Page 7)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Fundamental Change Purchase Notice. Our delivery of the Fundamental Change Purchase Price is conditioned on the relevant Notes having been surrendered to the Paying Agent. (Page 7)

How do I exercise the Fundamental Change Repurchase Right?

The Trustee has informed the Company that, as of the date of this Fundamental Change Purchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Fundamental Change Repurchase Right with respect to your Notes held through DTC, prior to 5:00 p.m. New York City Time on the Expiration Date, in the following manner:

•	If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Fundamental Change Repurchase Right and instruct such nominee to exercise the Fundamental Change Repurchase Right by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”) before 5:00 p.m. New York City Time on the Expiration Date; or

•	If you are a DTC participant and hold your Notes through DTC directly, you must surrender your Notes electronically through ATOP before 5:00 p.m. New York City Time on the Expiration Date, subject to the terms and procedures of ATOP, if you desire to exercise the Fundamental Change Repurchase Right.

While we do not expect any Notes to be issued to a Noteholder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Noteholder, any such Noteholder who desires to tender Notes pursuant to the Fundamental Change Repurchase Right and holds physical certificates evidencing such Notes must complete and sign a Fundamental Change Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and timely deliver such manually signed Fundamental Change Purchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Fundamental Change Purchase Notice. (Pages 9 to 10)

NOTEHOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE FUNDAMENTAL CHANGE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL FUNDAMENTAL CHANGE PURCHASE NOTICE.

If I exercise the Fundamental Change Repurchase Right, when will I receive payment for my Notes?

Upon receipt by the Trustee (or other Paying Agent appointed by the Company) of the Fundamental Change Purchase Notice, the holder of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn) thereafter be entitled to receive solely the Fundamental Change Purchase Price with respect to such Note. Such Fundamental Change Purchase Price shall be paid to such holder, subject to receipt of funds by the Paying Agent, promptly following the later of (x) the Fundamental Right Purchase Date with respect to such Note (provided certain conditions specified in the Indenture have been satisfied) and (y) the time of delivery of such Note to the Paying Agent by the holder thereof in the manner required by in the Indenture. (Page 11)

Until what time may I withdraw my previous exercise of the Fundamental Change Repurchase Right?

You may withdraw your exercise of the Fundamental Change Repurchase Right with respect to any Notes at any time until 5:00 p.m., New York City time, on April 17, 2015, which is the Business Day prior to the Fundamental Right Purchase Date. (Page 11)

How do I withdraw my previous exercise of the Fundamental Change Repurchase Right?

To withdraw your previous exercise of the Fundamental Change Repurchase Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on April 17, 2015. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Noteholder other than DTC or its nominee, any such Noteholder who desires to withdraw any Notes evidenced by physical certificates with respect to which the a Fundamental Change Purchase Notice was previously delivered must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 16.02(c) of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on April 17, 2015. (Page 11)

NOTEHOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

Do I need to do anything if I do not wish to exercise the Fundamental Change Repurchase Right?

No. If you do not exercise the Fundamental Change Repurchase Right before the expiration of the Fundamental Change Repurchase Right, we will not purchase your Notes on the Fundamental Right Purchase Date and such Notes will remain outstanding subject to their existing terms. However, pursuant to the Indenture, the Company has the right to redeem the Notes if the Last Reported Sale Price of the ADSs for at least 20 Trading Days in a period of 30 consecutive Trading Days, the last of which occurs no more than five Trading Days prior to the date upon which notice of such redemption is published, is at least 130% of the applicable Conversion Price per ADS in effect on such Trading Day. While we have not yet elected to redeem the Notes or delivered a notice of redemption to Noteholders of the Notes, any Note with respect to which the Fundamental Change Repurchase Right is not exercised prior to the Expiration Date (or with respect to which the Fundamental Change Repurchase Right is exercised and subsequently withdrawn prior to the withdrawal deadline) may be redeemed by the Company in the future. (Pages 7 and 9)

If I choose to exercise the Fundamental Change Repurchase Right, do I have to exercise the Fundamental Change Repurchase Right with respect to all of my Notes?

No. You may exercise the Fundamental Change Repurchase Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Fundamental Change Repurchase Right with respect to a portion of your Notes, you must exercise the Fundamental Change Repurchase Right with respect to Notes for a principal amount of US$1,000 or an integral multiple thereof. (Page 7)

If I exercise the Fundamental Change Repurchase Right, will my receipt of cash for Notes with respect to which I exercised the Fundamental Change Repurchase Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to the Fundamental Change Repurchase Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 12 to 14)

Who is the Paying Agent?

The Bank of New York, the Trustee under the Indenture, is serving as Paying Agent in connection with the Fundamental Change Repurchase Right. Its address and telephone number are set forth on the front cover page of this Fundamental Change Purchase Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right?

Questions and requests for assistance in connection with the exercise of the Fundamental Change Repurchase Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Fundamental Change Purchase Notice.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT

1. Information Concerning the Company. The Company is obligated to purchase the Notes upon the exercise of the Fundamental Change Repurchase Right.

Hanwha Q CELLS Co., Ltd. is a vertically-integrated manufacturer of silicon ingots, wafers, PV cells and modules. In February 2015, Hanwha Q CELLS Co., Ltd. emerged as a new global solar power leader from combining two of the world’s most recognized photovoltaic manufacturers, Hanwha SolarOne and Hanwha Q CELLS. The combined company is headquartered in Seoul, South Korea, (Global Executive Headquarters) and Thalheim, Germany (Technology & Innovation Headquarters) and is the world’s largest solar cell manufacturer as well as one of the largest photovoltaic module manufacturers. Due to its diverse international production footprint including facilities in China, Malaysia and South Korea, Hanwha Q CELLS is flexibly positioned to address all global markets, even ones with import tariffs, such as the United States and the European Union. Based on its respected “Engineered in Germany” technology, innovation, and quality, Hanwha Q CELLS offers the full spectrum of photovoltaic products, applications, and solutions, from modules to kits to systems to large scale solar power plants. The combined company is also engaged in downstream development and EPC business. Through its growing global business network spanning Europe, North America, Asia, South America, Africa and the Middle East the company provides excellent services and long-term partnership to its customers in the utility, commercial, government and residential markets. Hanwha Q CELLS is a flagship company of Hanwha Group, a FORTUNE® Global 500 firm and a Top-Ten business enterprise in South Korea.

The Company’s principal executive office is located at Hanwha Building 9F, 86 Cheonggyecheon-ro, Jung-gu, Seoul, Korea 100-797 and its telephone number is +82-2-729-2930.

2. Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on January 15, 2018.

2.1 Interest. The Notes bear interest at the rate of 3.5% per year from January 29, 2008, or from the most recent date to which interest had been paid or provided. Interest is payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 2008, to holders of record at the close of business on the preceding January 1 and July 1, respectively. Interest payable on each Interest Payment Date shall equal the amount of interest accrued from and including the immediately preceding Interest Payment Date (or from and including January 29, 2008 if no interest has been paid hereon) to but excluding such Interest Payment Date. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Unless the Company fails to make the payment of the Fundamental Change Purchase Price for Notes for which a Fundamental Change Purchase Notice has been submitted and not properly withdrawn, such Notes shall no longer be outstanding and interest on the Notes will cease to accrue on and after the Fundamental Right Purchase Date.

2.2 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Indenture and the Notes, if a Fundamental Change occurs at any time, then each Noteholder shall have the right, at such holder’s option, to require the Company to purchase all of such holder’s Notes or any portion thereof that is a multiple of US$1,000 principal amount, for cash on the Fundamental Change Purchase Date at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date. A “Fundamental Change” shall be deemed to have occurred upon a Change in Control or a Termination of Trading.

On February 6, 2015, Hanwha Q CELLS Co., Ltd. acquired 100% of the outstanding share capital of Hanwha Q CELLS Investment Co., Ltd from Hanwha Solar Holdings Co., Ltd. The Company issued approximately 3.7 billion of its ordinary shares (the equivalent of approximately 740.2 million American Depositary Shares of Hanwha SolarOne) to Hanwha Solar Holdings Co., Ltd., as described in the shareholder circular furnished to the United States Securities and Exchange Commission dated December 24, 2014, as supplemented on January 23, 2015. As a result of the successful completion of the acquisition, occurred on February 6, 2015, the beneficial ownership of Hanwha Solar Holdings Co., Ltd. increased from approximately 46.1% of all of the issued and outstanding ordinary shares to 93.6%, triggering a Change in Control, which is deemed a Fundamental Change, and accordingly each Noteholder has the Fundamental Change Repurchase Right described herein.

2.3 Fundamental Change Purchase Price. Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on April 20, 2015 is US$1,000 per US$1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, April 20, 2015. The Company estimates that the Fundamental Change Purchase Price will be approximately US$1,009.24 per US$1,000 principal amount of Notes based on the expected Fundamental Change Purchase Date of April 20, 2015. The Fundamental Change Purchase Price will be paid in cash on the Fundamental Change Purchase Date with respect to any and all Notes validly surrendered for purchase and not validly withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date, which is the Business Day immediately preceding the Fundamental Change Purchase Date. Notes surrendered for purchase will be accepted only in principal amounts equal to US$1,000 or integral multiples thereof. Unless the Company defaults in making payment of the Fundamental Change Purchase Price on any Notes validly surrendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Purchase Date.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Purchase Date, in an amount equal to the following computation multiplied by each US$1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date (January 15th and July 15th, each an “Interest Payment Date”) to, but excluding, the Fundamental Change Purchase Date, divided by 360. The estimated accrued interest based on the expected Fundamental Change Purchase Date of April 20, 2015 is included in the estimated Fundamental Change Purchase Price in the preceding paragraph.

The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s other securities. Thus, the Fundamental Change Purchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Right Purchase Date. Noteholders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Company’s other securities before making a decision whether to surrender their Notes for purchase.

None of the Company, its board of directors or its executive management is making any recommendation to Noteholders as to whether to exercise the Fundamental Change Repurchase Right or refrain from exercising the Fundamental Change Repurchase Right. Each Noteholder must make such Noteholder’s own decision whether to exercise the Fundamental Change Repurchase Right with respect to such Noteholder’s Notes and, if so, the principal amount of Notes for which the Fundamental Change Repurchase Right should be exercised.

2.4 Source of Funds. If the Fundamental Change Repurchase Right is exercised for any Notes, the Company intends to use available cash to pay the Fundamental Change Purchase Price for the Notes.

2.5 Conversion Rights of the Notes. Subject to the certain conditions in the Indenture and prior repurchase or redemption, and upon compliance with certain provisions outlined in the Indenture, a Noteholder shall have the right, at such holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date at a rate of 52.2876 ADSs (subject to certain adjustments by the Company) per US$1,000 principal amount Note under the circumstances and during certain periods set forth in the Indenture. The Notes shall be convertible at any time prior to the close of business on the Business Day prior to the Redemption Date, even if the Notes are not otherwise convertible at such time, if such Notes have been called for redemption. Notes in respect of which a holder has delivered a Fundamental Change Purchase Notice may not be surrendered for conversion until the holder has withdrawn such relevant notice.

The Company will satisfy the Conversion Obligation with respect to each US$1,000 principal amount of Notes tendered for conversion in fully paid ADSs, if any, by delivering, on or prior to the third Trading Day after the relevant Conversion Date, to the holder of a number of ADSs equal to (i) (A) the aggregate principal amount of Notes to be converted, divided by (B) 1,000, multiplied by (ii) the applicable Conversion Rate; provided that the Company will deliver cash in lieu of fractional ADSs. No fractional ADSs shall be issued upon conversion of any Note or Notes. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full ADSs that shall be issued upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional ADS that would otherwise be issued upon conversion of any Note or Notes (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction (calculated to the nearest one-100th of an ADS) in an amount equal to the same fraction of the Last Reported Sale Price of the ADSs on the relevant Conversion Date.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes.

You may not elect to exercise your Fundamental Change Repurchase Right and also elect to convert your Notes. If you elected to exercise your Fundamental Change Repurchase Right with respect to your Notes, then you must first withdraw such election in order to convert your Notes. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

2.6 Market for the Notes and the Company’s ADSs. There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the ADSs and the market for similar securities. As of March 9, 2015, US$15,000 in aggregate principal amount of the Notes was outstanding.

As described above in Section 2.5, Noteholders have the right to exchange their Notes, in certain circumstances, for consideration consisting partially of ADSs. The Company’s ADSs are listed on NASDAQ Global Market under the symbol “HQCL.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on the NASDAQ Global Market:

Quarter Ended	High	Low
	(US$)
Fourth Quarter 2012	1.13	0.77
First Quarter 2013	1.53	0.86
Second Quarter 2013	2.20	0.86
Third Quarter 2013	4.78	2.12
Fourth Quarter 2013	5.70	2.31
First Quarter 2014	4.24	2.41
Second Quarter 2014	3.13	2.12
Third Quarter 2014	2.84	1.75
Fourth Quarter 2014	2.41	1.05
First Quarter 2014 (through March 6)	1.29	0.92

On March 6, 2015, the closing price of the ADSs on the NASDAQ Global Market was US$1.16 per ADS. As of March 9, 2015, there were approximately 275,206,240 ADSs outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the ADSs before making any decision to exercise the Fundamental Change Repurchase Right.

2.7 Redemption. The Company has the right to redeem the Notes, in whole or from time to time in part in integral multiples of US$1,000, at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, if the Last Reported Sale Price of the ADSs for at least 20 Trading Days in a period of 30 consecutive Trading Days, the last of which occurs no more than five Trading Days prior to the date upon which notice of such redemption is published, is at least 130% of the applicable Conversion Price per ADS in effect on such Trading Day. However, if the Redemption Date occurs after a record date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest due on such Interest Payment Date to the Noteholder on the record date corresponding to such Interest Payment Date, and the Redemption Price payable to the Noteholder who presents the Note for redemption will be 100% of the principal amount of such note and will not include any accrued and unpaid interest.

2.8 Ranking. The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, senior in right of payment to any future subordinated debt, effectively junior in right of payment to all of the Company’s existing and any future secured debt, to the extent of the value of the assets securing such debt and effectively junior in right of payment to any existing or future debt and other liabilities of the Company’s subsidiaries.

3. Procedures to be Followed by Noteholders Electing to Exercise the Fundamental Change Repurchase Right. Noteholders will not be entitled to receive the Fundamental Change Purchase Price for their Notes unless they elect to exercise the Fundamental Change Repurchase Right by delivering their Fundamental Change Purchase Notice on or before 5:00 p.m., New York City time, on April 13, 2015 and have not withdrawn the Fundamental Change Purchase Notice by that time. Noteholders may exercise the Fundamental Change Purchase Notice with respect to some or all of their Notes; however, any Fundamental Change Purchase Notice must specify a principal amount of Notes to be purchased by the Company of US$1,000 or an integral multiple thereof. If Noteholders do not elect to exercise the Fundamental Change Repurchase Right, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Fundamental Change Purchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute delivery of a Fundamental Change Purchase Notice that satisfies such Noteholder’s notice requirements for its exercise of its Fundamental Change Repurchase Right. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

NOTEHOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE FUNDAMENTAL CHANGE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL FUNDAMENTAL CHANGE PURCHASE NOTICE.

3.2 Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By exercising the Fundamental Change Repurchase Right with respect to any portion of your Notes by surrendering such Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Fundamental Right Purchase Date pursuant to the terms and conditions set forth in this Fundamental Change Purchase Notice;

•	you agree to all of the terms of this Fundamental Change Purchase Notice;

•	you have received this Fundamental Change Purchase Notice and acknowledge that this Fundamental Change Purchase Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Fundamental Change Purchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company, its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Fundamental Change Purchase Notice;

•	you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on April 13, 2015 for which a Fundamental Change Purchase Notice has been delivered and not withdrawn prior to 5:00 p.m., New York City time, on April 17, 2015, will be purchased at the Fundamental Change Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Fundamental Change Purchase Notice and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on April 17, 2015; and

•	all authority conferred or agreed to be conferred pursuant to your exercise of the Fundamental Change Repurchase Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

3.3 Exercise of Fundamental Change Repurchase Right; Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Fundamental Change Repurchase Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Company hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Company of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Fundamental Change Repurchase Right with respect to any of your Notes, you must electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Fundamental Change Repurchase Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth above under 3.2—“Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Noteholder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Noteholder, then, in order to exercise the Fundamental Change Repurchase Right with respect to such Notes, any such Noteholder of the Notes must complete and sign a Fundamental Change Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Fundamental Change Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Noteholder to receive payment of the Fundamental Change Purchase Price for such Notes with respect to the Fundamental Change Repurchase Right was exercised, the Noteholder must deliver such Notes to the Paying Agent prior to, on or after the Fundamental Right Purchase Date together with all necessary endorsements.

All signatures on a Fundamental Change Purchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Fundamental Change Purchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. You may withdraw your previous exercise of the Fundamental Change Repurchase Right with respect to any Notes at any time prior to 5:00 p.m., New York City time, on April 17, 2015, which is Business Day prior to the Fundamental Right Purchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Noteholder other than DTC or its nominee, in order to withdraw your previous exercise of the Fundamental Change Repurchase Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on April 17, 2015. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on April 17, 2015.

If after the date hereof physical certificates evidencing the Notes are issued to a Noteholder other than DTC or its nominee, any such Noteholder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B in accordance with Section 16.02(c) of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on April 17, 2015.

You may exercise the Fundamental Change Repurchase Right with respect to Notes for which your election to exercise your Fundamental Change Repurchase Right had been previously withdrawn, by following the procedures described in Section 3 above. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures by withdrawing before 5:00 p.m., New York City time, on April 17, 2015.

5. Payment for Surrendered Notes. Upon receipt by the Trustee (or other Paying Agent appointed by the Company) of the Fundamental Change Purchase Notice, the holder of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn) thereafter be entitled to receive solely the Fundamental Change Purchase Price with respect to such Note. Such Fundamental Change Purchase Price shall be paid to such holder, subject to receipt of funds by the Paying Agent, promptly following the later of (x) the Fundamental Right Purchase Date with respect to such Note (provided certain conditions specified in the Indenture have been satisfied) and (y) the time of delivery of such Note to the Paying Agent by the holder thereof in the manner required by in the Indenture.

The total amount of consideration required by us to purchase all of the Notes is US$15,138.54.

6. Notes Acquired. Any Notes purchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Neither the Company, nor its directors and executive officers currently has any plans, proposals or negotiations that would be material to a Noteholder’s decision to exercise the Fundamental Change Repurchase Right, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or any of its subsidiaries;

•	any change in the present board of directors or management of the Company or any of its subsidiaries, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company or any of its subsidiaries;

•	any class of equity securities of the Company or any of its subsidiaries to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company or any of its subsidiaries becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. None of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes. During the 60 days preceding the date of this Fundamental Change Purchase Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes. The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company. None of the Company or any of its majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Fundamental Change Purchase Notice, none of the Company or any of its subsidiaries has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company and their addresses is attached to this Fundamental Change Purchase Notice as Annex C.

9. Agreements Involving the Company’s Securities. The Company has entered into the following agreements relating to the Notes:

•	the Indenture;

•	the Share Issuance and Repurchase Agreement between SolarFun Power Holdings Co., Ltd. and Morgan Stanley & Co. International PLC, dated January 23, 2008; and

•	Share Purchase Agreement among Hanwha Solar Holdings Co., Ltd., Hanwha Q Cells Investment Co., Ltd. and Hanwha SolarOne Co., Ltd. dated as of December 8, 2014, filed as Exhibit 99.2 to the current report on Form 6-K submitted to the SEC on December 8, 2014.

There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Fundamental Change Repurchase Right or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Fundamental Change Repurchase Right or the Notes.

10. Material U.S. Federal Income Tax Considerations. The following discussion summarizes material U.S. federal income tax considerations that may be relevant to the exercise of the Fundamental Change Repurchase Right. This discussion is based upon the current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this prospectus supplement or retroactively applied, may cause the U.S. federal income tax consequences to vary from the consequences described below. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described below. Any challenge by the IRS may materially and adversely impact your U.S. federal income tax consequences of the exercise of the Fundamental Change Repurchase Right. Furthermore, the U.S. federal income tax treatment of an exercise of the Fundamental Change Repurchase Right may be modified by future legislative or administrative changes or court decisions. Any modification may be retroactively applied.

This discussion is limited to holders who hold the notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the laws of any foreign, state, local or other jurisdiction and does not address the Medicare net investment income tax. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting for their securities;

•	U.S. Noteholders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion, constructive sale or other “synthetic security” or integrated transaction;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts, and other financial institutions;

•	persons subject to the alternative minimum tax;

•	foreign entities treated as domestic corporations for U.S. federal income tax purposes; and

•	entities that are exempt from U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds the notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partner of a partnership that owns notes you are urged to consult your own tax advisor about the U.S. federal income tax consequences of exercising the Fundamental Change Repurchase Right.

INVESTORS CONSIDERING THE EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

You are a “U.S. Noteholder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity classified as a corporation for U.S. federal tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Upon the exercise of the Fundamental Change Repurchase Right, you generally will recognize gain or loss equal to the difference between (i) the amount of cash you receive and (ii) your adjusted tax basis in the notes, except as described below with respect to unamortized bond premium. Such gain or loss will be capital gain or loss, except to the extent of amount received that is attributable to market discount, as discussed below. Your adjusted tax basis in a note generally will equal the price you paid for the note, (i) increased by any market discount previously included in income and (ii) decreased (but not below zero) by any amortizable bond premium that you have previously amortized. If you acquired a note at a price in excess of its principal amount, and therefore with bond premium, and have not elected to amortize such bond premium, the unamortized premium will decrease the gain or increase the loss you will otherwise recognize upon the exercise of the Fundamental Change Repurchase Right. Any capital gain or loss will be long-term capital gain or loss if at the time of the exercise of the Fundamental Change Repurchase Right, you held the note for more than one year. Under current law, long-term capital gain of non-corporate U.S. Noteholders, including individual U.S. Noteholders, is generally taxed at reduced rates. The deductibility of capital losses is subject to limitations. The gain or loss will generally be treated as U.S. source gain or loss.

Market Discount

If you are a U.S. Noteholder that purchased a note after its original issuance at a “market discount,” you will generally be required to treat any gain recognized upon the exercise of the Fundamental Change Repurchase Right with respect to that note as ordinary income to the extent of the market discount accrued during your period of ownership, less any portion of such accrued market discount you previously elected to include in your income. Gain in excess of such accrued market discount will be subject to the capital gain rules described above. Subject to a statutory de minimis exception, market discount is the excess of the note’s stated principal amount over your tax basis in the note immediately after you acquired the note. You should consult your tax advisor with regard to the application of the market discount rules to your particular situation.

Payment of the Fundamental Change Purchase Price may be subject to information reporting and U.S. federal backup withholding tax at the applicable statutory rate (currently 28%) if a U.S. Noteholder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Certain U.S. Noteholders are generally not subject to backup withholding and information reporting requirements, provided their exemption from backup withholding and information reporting is properly established. Any amounts so withheld will be allowed as a credit against a U.S. Noteholder’s U.S. federal income tax liability and may entitle a U.S. Noteholder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of backup withholding, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Certain U.S. Noteholders who are individuals that hold certain foreign financial assets (which may include a note) are required to report information related to such assets, subject to certain exceptions (including an exception for notes held in accounts maintained by U.S. financial institutions). You are urged to consult your tax advisors regarding this reporting requirement.

11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

•	The annual report on Form 20-F of the Company for the year ended December 31, 2013;

•	The current report on Form 6-K submitted to the SEC on December 8, 2014;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act and Rule 13a-16 or 15d-16 under the Exchange Act since the end of the fiscal year covered by the Form 20-F mentioned above;

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act and Rule 13a-16 or 15d-16 under the Exchange Act subsequent to the date of this Fundamental Change Purchase Notice and prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	The description of the share capital and description of American Depositary Shares set forth in a Registration Statement on Form F-3 (Registration No. 333-192049) filed on November 1, 2013, including any amendments or reports filed for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Fundamental Change Purchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Fundamental Change Purchase Notice, we will amend the Schedule TO accordingly.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12. No Solicitations. The Company has not employed any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

13. Definitions. All capitalized terms used but not specifically defined in this Fundamental Change Purchase Notice shall have the meanings given to such terms in the Indenture and the Notes.

14. Conflicts. In the event of any conflict between this Fundamental Change Purchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, its board of directors or its executive management is making any recommendation to any Noteholder as to whether to exercise the Fundamental Change Repurchase Right or refrain from exercising the Fundamental Change Repurchase Right pursuant to this Fundamental Change Purchase Notice. Each Noteholder must make such Noteholder’s own decision whether to exercise the Fundamental Change Repurchase Right and, if so, the principal amount of Notes for which the Fundamental Change Repurchase Right should be exercised.

ANNEX A

FUNDAMENTAL CHANGE PURCHASE NOTICE

To:	HANWHA Q CELLS CO., LTD.

c/o THE BANK OF NEW YORK

101 Barclay Street

Floor 4 East

New York, NY 10286

U.S.A.

Facsimile No.: (212) 815-5802 or (212) 815-5803

Attention: Global Corporate Trust

With a copy to:

THE BANK OF NEW YORK

24/F Three Pacific Place

1 Queen’s Road East

Hong Kong

Facsimile No.: (852) 2295-3283

Attention: Global Corporate Trust

The undersigned hereby requests and instructs the Company to repay the entire principal amount of this Note, or a portion hereof (which is US$1,000 principal amount or an integral multiple thereof) below designated, on [                    ],              in accordance with the terms of the Indenture referred to in this Note at the Fundamental Change Purchase Price, to the registered holder hereof.

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number Principal amount to be repaid (if less than all): US$ ,000 NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Note Certificate Number (if applicable):

Principal amount to be repurchased (if less than all):

A-1

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO: The Bank of New York, as Paying Agent

By Registered & Certified Mail:	By Regular Mail & Overnight Courier:

The Bank of New York	The Bank of New York

101 Barclay Street

Floor 4 East

New York, NY 10286

U.S.A.

Attention: Global Corporate Trust

With a copy to:

THE BANK OF NEW YORK

24/F Three Pacific Place

1 Queen’s Road East Hong Kong

Attention: Global Corporate Trust

101 Barclay Street

Floor 4 East

New York, NY 10286

U.S.A.

Attention: Global Corporate Trust

With a copy to:

THE BANK OF NEW YORK

24/F Three Pacific Place

1 Queen’s Road East Hong Kong

Attention: Global Corporate Trust

The undersigned registered Noteholder of the Security designated below hereby withdraws its election to require Hanwha Q CELLS Co., Ltd. (formerly known as “Hanwha SolarOne Co., Ltd.” or “Solarfun Power Holdings Co., Ltd.”), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), to repurchase such Security, or the portion thereof (which is US$1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture dated as of January 29, 2008, between the Company and The Bank of New York, as Trustee (the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of the Security in every particular, without any alteration or change whatsoever.

Name of Noteholder:

Note Certificate Number (if applicable):

Aggregate principal amount to be withdrawn (if less than all, must be US$1,000 or integral multiples thereof):

Aggregate principal amount that remains subject to the Fundamental Change Purchase Notice (if less than all, must be US$1,000 or integral multiples thereof):

Social Security or Other Taxpayer Identification Number of Noteholder:

Date:

Signature(s)

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ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:

Directors and Officers Name	Title
Seong-woo Nam	Chairman of the Board and CEO
Ernst A. Bütler	Director
Jung Pyo Seo	Director, Chief Financial Officer and Head of China Business
Thomas J.Toy	Director
David N. K. Wang	Director
Dong Kwan Kim	Director
Jin Seog Choi	Director

The business address of each person set forth above is c/o Hanwha Q CELLS Co., Ltd., Hanwha Building 9F, 86 Cheonggyecheon-ro, Jung-gu, Seoul, Korea 100-797 and the telephone number is +82-2-729-2930.

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